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                                                                   EXHIBIT 10.20

                       IRVINE APARTMENT COMMUNITIES, INC.

              1998 DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS


     1. Purpose. The purpose of this Plan is to provide the Company's outside directors with an opportunity to defer receipt of annual retainer fees. Capitalized terms used herein shall have the meanings set forth in Section 3.

     2. Effective Date. The effective date of this Plan is May 7, 1998.

     3. Definitions. For purposes of this Plan, certain items shall be defined as follows:

     "BOARD" shall mean the Board of Directors of the Company.

     "CASH ACCOUNT" shall mean a deferred compensation account established under
Section 7, denominated in dollars and credited with interest as provided in
Section 7.

     "COMMON STOCK" shall mean the common stock ($.01 par value) of the Company.

     "COMPANY" shall mean Irvine Apartment Communities, Inc.

     "COMPENSATION" shall mean the annual retainer paid to outside directors of the Company, as established from time to time, exclusive of meeting, committee and other fees.

     "ELIGIBLE DIRECTOR" shall mean any director of the Company who is not an employee of the Company or its affiliates.

     "FAIR MARKET VALUE" shall mean the most recent per share closing price of Common Stock on the principal trading exchange or market for such stock, or if such price cannot reasonably be ascertained, the fair market value of the Common Stock as determined in accordance with policies established by the Board.

     "PLAN" shall mean this Deferred Compensation Plan for Directors' Fees of the Company.

     "PLAN YEAR" shall mean each period beginning with the election of directors at an annual meeting of the Company's shareholders, and ending on the day before the next subsequent such meeting at which directors are to be elected.

     "STOCK ACCOUNT" shall mean a deferred compensation account established under Section 7, denominated in Units and credited with dividend equivalents as provided in Section 7.

     "TERMINATION DATE" shall mean the date on which an Eligible Director ceases to serve as a director of the Company.

     "UNIT" shall mean the right to receive one share of Common Stock, or the Fair Market Value thereof, in accordance with the terms of this Plan.

     4. Elective Deferrals. (a) Any Eligible Director may elect to defer his or her Compensation under the terms of this Plan. Such election shall be made with respect to Compensation for the Plan Year beginning on the Effective Date, within 30 days after the Effective Date and with respect to Compensation for each subsequent Plan Year, on or

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before the first day of such Plan Year. Any such election shall be irrevocable with respect to Compensation for the applicable Plan Year, subject to Sections 6 and 10 hereof.

          (b) A deferral election shall be made by delivering a written notice of election to the Secretary of the Company, shall specify whether the Compensation so deferred shall be credited to a Cash Account or a Stock Account (or a combination of both, in even multiples of 10%), and the date or dates on which payment of such amounts shall be made, in accordance with
     Section 8.

     5. New Directors. Any person who becomes an Eligible Director during any Plan Year may elect, within 30 days after becoming an Eligible Director but effective on the date such person becomes an Eligible Director, to defer all Compensation during the balance of the Plan Year. Any such election shall be made by delivering a written notice of election to the Secretary of the Company in accordance with Section 4.

     6. Change of Election. An Eligible Director's election to defer Compensation, as well as the election to maintain deferred Compensation in a Cash Account and/or a Stock Account, as the case may be, shall continue until such director's Termination Date or until such director withdraws or changes the appropriate election by written notice delivered to the Secretary of the Company. Any such notice withdrawing an election to defer Compensation shall become effective as of the beginning of the next subsequent Plan Year. Any such notice to change the type of Account to which deferred Compensation is credited shall become effective with respect to Compensation paid after the date of such election.

     7. Accounts. (a) The Company shall maintain separate memorandum accounts of the Compensation deferred by each Eligible Director for each Plan Year. Cash Accounts shall be credited monthly with interest on the balance in such account, from the date such amount would otherwise have been paid to the director to such crediting date, such interest to be credited at 7% per annum.

          (b) Stock Accounts shall be credited with Units with respect to such deferred Compensation and dividend equivalents, as hereinafter provided. Units will be computed as of the date any deferred Compensation would otherwise have been payable to the deferring Eligible Director by dividing the aggregate amount of such Compensation deferred by the Fair Market Value of Common Stock on such date. Units will also be credited with respect to dividend equivalents as soon as practicable after the record date of any dividend paid on Common Stock by dividing the amount of dividends to which each Unit attributable to the balance in the Account as of such record date would have been entitled if such Unit had been a share of Common Stock outstanding on such date by the Fair Market Value of Common Stock on such record date. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or subdivision, combination or reclassification of shares of Common Stock, such adjustments shall be made to the Stock Accounts of each Eligible Director as may be deemed appropriate by the Company.

     8. Payment. (a) Upon making a deferral election under Section 4, the Eligible Director may elect to defer receipt of Compensation until either (i) a specified future year or (ii) such director's Termination Date. If alternative
(i) is selected, payment of the applicable account(s) will be made or will commence within 90 days after the beginning of the specified year. If alternative (ii) is elected, payment will be made or will commence within 90 days after the Eligible Director's Termination Date.

          (b) Payments may be made in lump sum or a number of annual installments, as specified by the Eligible Director at the time of deferral. Payments of balances in Cash Accounts will be made in Cash. Payments of balances in Stock Accounts may be made in cash or shares of Common Stock at the Company's election.

     9. Death of Eligible Director. Notwithstanding the provisions of Section 8, if any Eligible Director dies in office, or thereafter, before receiving all amounts to which such director is entitled under this Plan, the entire unpaid amount, together with interest or dividend equivalents thereon, as the case may be, to the date of payment shall be paid in one lump sum to any beneficiary or beneficiaries designated by such director by written notice delivered to the Secretary of the Company or, if no beneficiary has been so designated, to such director's estate, as promptly as practicable after such director's death.

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     10. Hardship. At any time after an Eligible Director's Termination Date, an
Eligible Director who has an unpaid balance in a Cash Account and/or a Stock Account may, in the event of financial emergency which is beyond the control of such director, request that the Company approve payment of all or part of such balance to such director prior to the time such payment would otherwise be made. The amount of such accelerated payment shall be limited to the amount necessary to satisfy the financial emergency and may only be allowed by the Company if disallowance of the accelerated payment would result in financial hardship to such director. In addition to hardship distributions described above, the Company may also make accelerated payment of the unpaid balance of an Eligible Director's accounts if such payment is incident to a director's termination of service and is necessary or advisable to comply with applicable Federal, state or local rules and regulations.

     11. Interests of Eligible Directors. The Company's liability to pay deferred compensation and other amounts to Eligible Directors pursuant to this Plan shall not be funded in any way but shall merely be reflected as a liability on the Company's books in separate memorandum accounts of each eligible director electing deferral. The Eligible Directors' claims to payment hereunder shall be general unsecured obligations of the Company.

     12. Administration. The Board shall have the authority to construe, interpret and administer this Plan on behalf of the Company. The Chairman of the Board, or any officer designated by such Chairman, is hereby authorized to execute such documents and take such other action as such Chairman or officer, as the case may be, considers necessary or appropriate to carry out the purposes of this Plan. Any decision made or action taken by the Board arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall lie within the absolute discretion of said Board and shall be conclusive and binding upon all persons.

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